77Q 1 c
Exhibit T
to the
Distributor's Contract

Money Market Obligations Trust

Prime Management Obligations Fund - Institutional Shares

	In consideration of the mutual covenants set forth in the Distributor's Contract dated March 1, 1994, between Money Market Obligations Trust and Federated Securities Corp., Money Market Obligations Trust executes and delivers this Exhibit on behalf of the Fund, and with respect to the Institutional Shares of the Fund, first set forth in this Exhibit.
	Witness the due execution hereof this 1st day of March, 2003.

MONEY MARKET OBLIGATIONS
TRUST


By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title: President

FEDERATED SECURITIES CORP.

By:  /s/ James F. Getz
Name:  James F. Getz
Title:  President - Broker/Dealer